SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:       Man IP 220, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

                         123 N. Wacker Drive 28th Floor
                                Chicago, IL 60606

Telephone Number (including area code):

                                 (312) 881-6500

Name and address of agent for service of process:

                                 Kirsten Carlson
                         123 N. Wacker Drive, 28th Floor
                                Chicago, IL 60606

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES [x] NO [ ]

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Chicago and the State of Illinois on the 21st day of October 2003.

                                          Man IP 220, LLC

                                                /s/ Frank C. Meyer
                                          By:   ____________________
                                                Frank C. Meyer
                                                Manager

Attest: /s/ Kirsten Carlson
        -----------------------
            Kirsten Carlson
            Clerk